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                                                                 EXHIBIT (c)(2)



                      FORM OF AMENDMENT NO. [ ] TO EMPLOYMENT AGREEMENT



         This is an Amendment No. __, dated December ___, 1999 (the "Amendment No. __"), to an Employment Agreement dated January 22, 1999 (the "Original Employment Agreement"), between Plasma-Therm, Inc., a Florida corporation (the "Company"), and ______________ (the "Employee").

                                   BACKGROUND

        WHEREAS, the Employee is currently employed by the Company pursuant to the terms of the Employment Agreement and subsequent amendments dated ______ ____, 199_ (collectively the Original Employment Agreement and Amendment No. __ are the "Employment Agreement").

        WHEREAS, the Company is currently contemplating entering into an Agreement and Plan of Merger with an affiliate of Oerlikon-Buhrle Holding AG and Balzers & Leybold (the "Bidder") pursuant to which the Bidder will make a tender offer (the "Tender Offer") for certain of the issued and outstanding shares of the Company (the "Shares"); and

        WHEREAS, in connection with the making of the Tender Offer the Bidder has requested that the Employment Agreement by and between the Company and the Employee be amended as set forth herein; and

        WHEREAS, the Company and the Employee have agreed to amend the Employment Agreement as set forth herein; provided, however, that this Amendment shall only become effective if, and as of, the date on which the Bidder first accepts and pays for any Shares pursuant to the Tender Offer (the "Tender Offer Closing Date").

        NOW, THEREFORE, the parties hereto intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

                                     TERMS

         1. The foregoing recitals are true and correct and incorporated herein by reference. Any capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Employment Agreement.

         2. Section 2 of the Employment Agreement is hereby amended in its entirety to read as follows:

            The term of this Agreement shall be for a period of three (3) years commencing on the Tender Offer Closing Date, and terminating at 12:00 midnight on the day immediately preceding the third anniversary of the Tender Offer Closing Date. Upon expiration of the initial Term and any subsequent terms, this Agreement shall automatically renew for additional subsequent three (3) year Terms unless at least ninety (90) days prior to the end of the then current Term, either Company or Employee has given written notice to the other of its or his election to terminate the employment at or prior to the end of such Term.



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         3. Section 9.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

            Employee hereby acknowledges that Company is one of only a small number of companies worldwide that designs, manufactures and sells plasma process thin film etching and deposition equipment. Employee also acknowledges that pursuant to his prior relationship with Company, and under the terms of this Agreement, he will gain access to valuable trade secrets of Company and other valuable confidential business and proprietary information, and will become aware of and a part of Company's substantial relationships with customers, potential customers, suppliers, and sources. Accordingly, Employee hereby covenants that Employee shall not, either directly or indirectly, as a principal, partner, stockholder, officer, director, agent or employee, or in any other capacity, enter in to any employment agreement, or accept employment with or render services for, any company, partnership, person or entity that competes or attempts to compete, whether directly or indirectly, with Company, for the term of this Agreement and for a period of two (2) years following the termination of this Agreement, regardless of the reason for said termination.

         4. Except as specifically set forth above, the Employment Agreement shall remain in full force and effect.

         5. This Amendment No. __ may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one document.

         6. This Amendment No. __ contains the final, complete, and exclusive expression of the parties' understanding and agreement concerning the matters contemplated herein and supersedes any prior or contemporaneous agreement of representation, oral or written, among them.

         7. This instrument shall be binding upon, and shall inure to the benefit of, each of the parties' respective personal representatives, heirs, successors, and assigns.

         8. This instrument shall be governed by, and construed and enforced in accordance with the laws of the State of Florida.




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         IN WITNESS WHEREOF, the parties have executed this Amendment No. __ on the day and year first written above.

                                               PLASMA-THERM, INC.



                                               --------------------------------
                                               Ronald H. Deferrari
                                               Chairman of the Board and
                                               Chief Executive Officer


                                               Employee



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